August 27, 2019

Cynthia Poehlman
Chief Financial Officer
ParkerVision, Inc.
9446 Philips Highway, Suite 5A
Jacksonville, Florida 32256

       Re: ParkerVision, Inc.
           Registration Statement on Form S-1
           Filed August 21, 2019
           File No. 333-233390

Dear Ms. Poehlman:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Gregory Dundas, Attorney-Adviser, at (202) 551-3436 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Telecommunications
cc:    Paul Lucido, Esq.